Eaton Vance Senior Floating-Rate Trust

Eaton Vance Senior Income Trust

Eaton Vance Floating-Rate Income Trust

Eaton Vance Municipal Income Trust

Eaton Vance National Municipal Opportunities Trust

Eaton Vance Tax-Managed Buy-Write Income Fund

Eaton Vance Tax-Managed Buy-Write Opportunities Fund

Eaton Vance Tax-Managed Global Buy-Write Opportunities Fund

Eaton Vance Tax-Advantaged Global Dividend Opportunities Fund

Eaton Vance Enhanced Equity Income Fund

Eaton Vance Enhanced Equity Income Fund II

Eaton Vance Tax-Managed Diversified Equity Income Fund

Eaton Vance Tax-Managed Global Diversified Equity Income Fund

Eaton Vance Tax-Advantaged Dividend Income Fund

Supplement to Prospectuses

1.Effective immediately, the following supplements the information appearing under the heading “Management of the Trust—The Adviser” in each of Eaton Vance Senior Floating-Rate Trust, Eaton Vance Senior Income Trust, Eaton Vance Floating-Rate Income Trust, Eaton Vance Municipal Income Trust and Eaton Vance National Municipal Opportunities Trust’s prospectus:

On October 8, 2020, Morgan Stanley and EVC announced that they had entered into a definitive agreement pursuant to which Morgan Stanley will acquire EVC (the “Transaction”).  The Trust’s investment manager, Eaton Vance, is a wholly-owned subsidiary of EVC and would become an indirect wholly-owned subsidiary of Morgan Stanley as a result of the acquisition.  The acquisition is subject to the completion or waiver of customary closing conditions, and is expected to close in the second quarter of 2021.

Pursuant to the 1940 Act, consummation of the Transaction may be deemed to result in the automatic termination of the Trust’s investment advisory agreement with Eaton Vance. Therefore, the Trust’s Board of Trustees has approved a new investment advisory agreement with Eaton Vance to be effective upon consummation of the Transaction and will submit such agreement to the Trust’s shareholders for approval at a joint special meeting of shareholders to be held on January 7, 2021 (or any adjournment thereof). Shareholders of record of the Trust at the close of business on October 29, 2020, who have voting power with respect to such shares, are entitled to be present and to vote at the meeting.

2.Effective immediately, the following supplements the information appearing under the heading “Management of the Fund—The Adviser” in each of Eaton Vance Tax-Managed Global Buy-Write Opportunities Fund, Eaton Vance Tax-Advantaged Global Dividend Opportunities Fund, Eaton Vance Enhanced Equity Income Fund, Eaton Vance Enhanced Equity Income Fund II, Eaton Vance Tax-Managed Diversified Equity Income Fund, Eaton Vance Tax-Managed Global Diversified Equity Income Fund and Eaton Vance Tax-Advantaged Dividend Income Fund’s prospectus:

On October 8, 2020, Morgan Stanley and EVC announced that they had entered into a definitive agreement pursuant to which Morgan Stanley will acquire EVC (the “Transaction”).  The Fund’s investment manager, Eaton Vance, is a wholly-owned subsidiary of EVC and would become an indirect wholly-owned subsidiary of Morgan Stanley as a result of the acquisition.  The acquisition is subject to the completion or waiver of customary closing conditions, and is expected to close in the second quarter of 2021.

Pursuant to the 1940 Act, consummation of the Transaction may be deemed to result in the automatic termination of the Fund’s investment advisory agreement with Eaton Vance. Therefore, the Fund’s Board of Trustees has approved a new investment advisory agreement with Eaton Vance to be effective upon consummation of the Transaction and will submit such agreement to the Fund’s shareholders for approval at a joint special meeting of shareholders to be held on January 7, 2021 (or any adjournment thereof). Shareholders of record of the Fund at the close of business on October 29, 2020, who have voting power with respect to such shares, are entitled to be present and to vote at the meeting.

3.Effective immediately, the following supplements the information appearing under the heading  “Management of the Fund—The Sub-Adviser” in each of Eaton Vance Tax-Advantaged Global Dividend Opportunities Fund, Eaton Vance Tax-Managed Buy-Write Income Fund, Eaton Vance Tax-Managed Buy-Write Opportunities Fund, Eaton Vance Tax-Managed Global Buy-Write Opportunities Fund and Eaton Vance Tax-Managed Global Diversified Equity Income Fund’s prospectus:

As discussed above, pursuant to the 1940 Act, consummation of the Transaction may be deemed to result in the automatic termination of the Fund’s investment advisory agreement with Eaton Vance.  The consummation of the Transaction also may be deemed to result in the automatic termination of the Fund’s sub-advisory agreement.  Therefore, the Fund’s Board of Trustees has approved a new sub-advisory agreement with the Sub-Adviser to be effective upon consummation of the Transaction and will submit such agreement to the Fund’s shareholders for approval at a joint special meeting of shareholders to be held on January 7, 2021 (or any adjournment thereof). Shareholders of record of the Fund at the close of business on October 29, 2020, who have voting power with respect to such shares, are entitled to be present and to vote at the meeting.

November 12, 2020